Exhibit 10.1

EXECUTION COPY

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (“Agreement”), dated the 9th day of August, 2016, is made by and between Perceptron, Inc., a Michigan corporation (“Perceptron”), Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors Inc. and Harbert Management Corporation (collectively, the “Holders”).

WHEREAS, Perceptron and Holders have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1. Representations and Warranties of Holders. Holders, on behalf of themselves and their affiliates, hereby represent and warrant to Perceptron as follows:

a. Holders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by Holders, constitutes the valid and binding obligation and agreement of Holders and is enforceable against Holders in accordance with its terms.

c. Immediately following the termination of the current section 13 “group” relationship with Moab Partners, L.P., Moab Capital Partners, LLC, and Michael M. Rothenberg, Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc., Harbert Management Corporation, Jack Bryant, Kenan Lucas and Raymond Harbert will have beneficial ownership of 504,100 shares of common stock of Perceptron. No other affiliate or associate of Holders beneficially owns any shares or rights to acquire shares of common stock or other voting securities of Perceptron. For purposes of this Agreement, “affiliate” and “associate” have the meanings set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

d. Other than as relates to Jack Bryant’s position with Harbert Discovery Fund GP, LLC, the General Partner of Harbert Discovery Fund, LP, and which compensatory or other payment arrangement was not materially increased in connection with the Holders’ proposal to add Jack Bryant as a Holders Director, there are no arrangements, agreements or understandings (whether compensatory or otherwise) between Holders and the Holders Directors (as defined in Section 5(a)); or other than the current section 13 group relationship, there are no agreements or understandings (whether compensatory or otherwise) between the Holders and Moab Partners, L.P. and Moab Capital Partners, LLC.

e. No event has occurred with respect to Holders Directors that would require disclosure in a Perceptron report or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, pursuant to Item 401(f) of Regulation S-K.

f. The Holders Directors are “independent” as defined in the applicable NASDAQ Marketplace Rule.

2. Representations and Warranties of Perceptron. Perceptron hereby represents and warrants to Holders, as follows:

a. Perceptron has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by Perceptron, constitutes the valid and binding obligation and agreement of Perceptron and is enforceable against Perceptron in accordance with its terms.

3. Holders’ Prohibited Conduct. During the Covered Period (as defined in Section 9(a)), Holders will not, and will cause its affiliates and associates not to, directly or indirectly,

a. (i) effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a “participant” in (as such term is used in Regulation 14A of the Exchange Act), or (ii) announce any intention to effect, seek, or offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a participant in or (iii) in any way knowingly assist, facilitate or encourage any other person to effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or announce any intention to effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a participant in, any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents for shareholder action in lieu of a meeting (whether or not related to the election or removal of directors) with respect to any common stock or other voting securities of Perceptron or any of its subsidiaries, or the initiation, proposal, encouragement or solicitation of shareholders of Perceptron for the approval of any shareholder proposals, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise, with respect to Perceptron, or the solicitation, advisement or influence of any person with respect to the voting of any common stock or other voting securities of Perceptron;

b. make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or through the press, media, analysts or other persons, that disparages, defames or slanders Perceptron or its affiliates or any of their respective current or former officers, directors, or employees;

c. initiate any litigation against Perceptron or any members of its Board of Directors (the “Directors”), officers, employees or agents, except to enforce the terms of this Agreement or alleging fraud;

d. acquire, offer or propose to acquire, or agree to acquire (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of common stock or other voting securities of Perceptron generally), directly or indirectly, or retain ownership of any common stock or other voting securities of Perceptron, if when taken together with the common stock or other voting securities of Perceptron beneficially owned by all of the Holders and their affiliates and associates, in the aggregate, would constitute more than 9.9% of the then outstanding common stock or other voting securities of Perceptron; provided that “beneficial ownership” shall have the meaning ascribed thereto under Section 13(d) of the Exchange Act; this 9.9% threshold refers only to the voting securities beneficially owned by the Holders and their affiliates and associates in the aggregate and does not include any holdings of Moab Partners, LP. Moab Capital Partners, LLC or Michael Rothenberg;

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e. make any proposal, offer or public announcement involving, or propose to enter into, or assist or encourage any other person with respect to, directly or indirectly, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Perceptron or take any action which would reasonably be expected to require Perceptron to make a public announcement regarding any of the foregoing actions; provided that nothing herein shall limit Holders’ ability to discuss with the Directors through non-public communications (which may, but need not, be at a meeting of the Perceptron’s Board of Directors (the “Board”)) or to propose as a Director through non-public communications (which may, but need not, be at a meeting of the Board) that the Board consider any of the foregoing types of transactions, and to vote as a Director at a meeting of the Board upon any such transaction. Nothing herein shall restrict the ability of the Holders to make any filings under the Exchange Act or any other securities laws that are legally required to be made, as determined based on the advice of counsel (which advice need not be a formal opinion of counsel) that is mutually acceptable to Perceptron and the Holders, as a result of Jack Bryant proposing as a Director through non-public communications that the Board consider any of the foregoing types of transactions or vote at a meeting of the Board upon any such transaction. Holders shall provide Perceptron and its counsel with a copy of such filing within a reasonable period (and, in any event, at least one business day) in advance of filing such filing with the SEC in order to provide Perceptron with a reasonable opportunity to review such materials. Holders and Perceptron shall mutually agree on the disclosure in such filing relating to such actions by Jack Bryant. Notwithstanding the foregoing, in the event Holders and Perceptron do not agree on the wording of the filing prior to the due date of the filing, nothing herein shall prevent Holders from timely filing such filing without incorporating Perceptron’s comments, if they have, in good faith, taken reasonable efforts to incorporate Perceptron’s comments into the applicable materials;

f. Other than the current section 13 “group” that exists between the Holders, Moab Capital Partners, LLC, Moab Partners, LP, and Michael M. Rothenberg, which will be terminated promptly following the execution of this Agreement and not reformed during the term of this Agreement, form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to common stock or other voting securities of Perceptron;

g. deposit any common stock or other voting securities of Perceptron in any voting trust or subject any common stock or other voting securities of Perceptron to any arrangement or agreement with respect to the voting of any common stock or other voting securities of Perceptron, including, without limitation, lend any common stock or other voting securities of Perceptron to an person or entity for the purpose of allowing such person or entity to vote such common stock or other voting securities of Perceptron in connection with any shareholder vote or consent;

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h. otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the shareholders, management, the Board or policies of Perceptron, other than through non-public communications with the Directors of Perceptron (which may, but need not, be at a meeting of the Board); provided, that nothing herein shall limit the Holders Directors from acting in their capacity as Directors of Perceptron in accordance with their fiduciary duties at any meeting of the Board;

i. alone or in concert with others, (i) call or seek to call any meeting of shareholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of shareholders, (ii) seek to have the shareholders authorize or take corporate action by written consent without a meeting, solicit any consents from shareholders or grant any consent or proxy for a consent to any third party seeking to have the shareholders authorize or take corporate action by written consent without a meeting, (iii) seek representation on the Board or its subsidiaries, except as permitted herein, (iv) seek, or vote for or support another party seeking the removal of any member of the Perceptron Board or any of its subsidiaries except as permitted herein, (v) conduct or seek to conduct a referendum of shareholders, (vi) make a request for a shareholder list or (vii) make a request for other books and records of Perceptron, except that the Holders Directors may request such other book and records in their capacity as, and as required to fulfill their fiduciary duties as, directors of Perceptron.

j. take any action in support of or make any proposal or request that constitutes: (i) advising, controlling, changing or influencing the Board or management of Perceptron, including any plans or proposals to change the number or term of directors, the removal of any Directors, or to fill any vacancies on the Board; (ii) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Perceptron; (iii) any other material change in Perceptron’s management, business or corporate structure; (iv) seeking to have Perceptron waive or make amendments or modifications to Perceptron’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of Perceptron by any person; (v) causing a class of securities of Perceptron to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Perceptron to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided that nothing herein shall limit Holders’ ability to discuss with the Directors through non-public communications (which may, but need not, be at a meeting of the Board) or to propose as a Director through non-public communications (which may, but need not, be at a meeting of the Board) that the Board consider any of the foregoing types of transactions, and to vote as a Director at a meeting of the Board upon any such matter;

k. engage in (i) any short sale with respect to common stock or other voting securities of Perceptron or (ii) any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any hedging, put or call option or “swap” transaction) with respect to common stock or other voting securities of Perceptron to the extent that it would cause the Holders to beneficially own less than five percent of the outstanding shares of common stock or other voting securities of Perceptron, treating any common stock or other voting securities of Perceptron subject to one or more of the foregoing arrangements not to be beneficially owned by the Holders;

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l. make any proposal, or take, cause or seek to cause others to take, directly or indirectly, any action inconsistent with any of the foregoing regarding any of the foregoing; or

m. publicly make or disclose any request to amend, waive or terminate any provision of this Agreement.

4. Holders’ Affirmative Conduct.

a. At all meetings of shareholders during the Covered Period, or in connection with any consent for shareholder action in lieu of a meeting, Holders shall cause all shares of common stock or other voting securities of Perceptron beneficially owned, directly or indirectly by them, or by any of their affiliates or associates, to be present for quorum purposes and to be voted for each of Perceptron’s nominees for election to the Board, in favor of Perceptron’s “say-on-pay” proposal, for the ratification of the appointment of Perceptron’s independent auditors and, in other matters, in accordance with the recommendation of the Board. If requested by Perceptron, Holders shall consider but shall not be required to publicly support the election of each of Perceptron’s nominees for election to the Board.

b. Holders shall promptly file an amendment to their current Schedules 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Holders shall provide Perceptron and its counsel with a copy of such amendment within a reasonable period (and, in any event, at least one business day) in advance of filing such amendment with the SEC in order to provide Perceptron with a reasonable opportunity to review and comment on such materials. Holders shall, in good faith, take into consideration the comments received from Perceptron and its counsel on such amendment and shall take reasonable efforts to incorporate such comments into the applicable materials. Notwithstanding the foregoing, in the event Holders do not receive comments from Perceptron and its counsel with sufficient time to consider and/or incorporate such comments prior to the due date of such filing, nothing herein shall prevent Holders from timely filing such amendment without incorporating Perceptron’s comments.

c. This Agreement shall constitute a voting agreement under Section 461 of the Michigan Business Corporation Act.

d. During the Covered Period, Holders constitute and appoint W. Richard Marz and David Watza, or either of them, each with the power of substitution, and hereby authorizes them to represent and vote the shares of common stock or other voting securities of Perceptron beneficially owned by Holders, at any meeting of the shareholders of Perceptron and to give consent with respect to any action proposed to be taken by consent in lieu of a shareholders meeting, as provided for under this Agreement, but only to the extent that the Holders fail to vote such shares or voting securities as required by this Agreement. Holders hereby ratify all that the proxies named herein or substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. Holders hereby affirm that the irrevocable proxy set forth in this Section 4 is coupled with an interest. The proxy may not be revoked during the Covered Period. Holders shall cause their affiliates and associates who, to the actual knowledge of Holders as of the date hereof (without any obligation to inquire or conduct any investigation), beneficially own shares of common stock or other voting securities of Perceptron to take all actions under this Section 4(d) as though they were Holders. For the avoidance of doubt, the proxy described in this Section 4(d) shall be revoked automatically upon the termination of this Agreement and may be revoked by the Holders after the expiration of the Covered Period.

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5. Directorships.

a. Perceptron agrees that subject to the full execution of this Agreement, (i) upon Perceptron’s receipt of a written reaffirmation from William Taylor, James Ratigan and Jack Bryant (each a “Holders Director” and collectively the “Holders Directors”) to serve as a Director, each of the Holders Directors will be immediately appointed to the Board to fill vacancies left by the resignations of Kenneth R. Dabrowski and Philip J. DeCocco, and the Board will be expanded to seven members; (ii) Jack Bryant will immediately be added as a member of the Nominating and Corporate Governance Committee; (iii) William Taylor will be immediately added as a member of the Management Development Committee; (iv) James Ratigan will be immediately added as a member of the Audit Committee; (v) Jack Bryant, William Taylor, and James Ratigan may also serve on additional existing or newly created Committees of the Board; (vi) the Board size will be set at seven members and maintained at that Board size; and (vii) upon the appointment of a new President and Chief Executive Officer, the new President and Chief Executive Officer will be appointed to the Board to fill a vacancy left by the resignation of either Robert S. Oswald or Terryll R. Smith, who will resign at that time to facilitate such appointment.

b. The Nominating and Corporate Governance Committee of the Board and the Board will nominate, recommend and support each of the Holders Directors for election at each Annual Meeting of the Shareholders of Perceptron during the Covered Period. Perceptron agrees to solicit proxies for the Holders Directors during the Covered Period pursuant to this Section 5(b) and include the Holders Directors in its slate of nominees (the “Company Slate”) for election as directors of Perceptron during the Covered Period in the same manner as it does for all the other incumbent members of the Company Slate.

c. As a condition to the Holders Directors’ nomination for election to the Board during the Covered Period, Holders and the Holders Directors agree to provide to Perceptron the information required to be disclosed for directors, candidates for directors and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and satisfying other compliance requirements and legal obligations in the same manner as any other director, a fully completed copy of Perceptron’s standard director questionnaire and such other information as reasonably requested by Perceptron from time to time with respect to Holders and the Holders Directors.

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d. Each of the Holders Directors agrees that, at all times while serving as a member of the Board, he will (i) meet all director independence standards of Perceptron, The NASDAQ Stock Market and the SEC and applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) be qualified to serve as a director under the Michigan Business Corporation Act.

e. At all times while serving as a Director, each of the Holders Directors will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other non-executive Board members and the same compensation and other benefits for his service as a director as the compensation and other benefits received by the other non-executive Board members for service as a director.

f. Holders shall cause the Holders Directors to comply with all corporate and Board policies and principles of Perceptron in force from time to time and applicable to Directors of Perceptron generally, and to provide Perceptron with signed agreements from the Holders Directors to that effect.

g. Other than any incentive, compensation or other payment Jack Bryant may receive in his employment roles with the Holders, which arrangements will not be materially increased in connection with or as a result of Jack Bryant becoming or serving as a Holders Director, the Holders Directors will not accept any incentive, compensation or other payment that would influence any of them to recommend that Perceptron enter into a transaction for the sale of Perceptron or to recommend any other significant initiative affecting Perceptron and its shareholders, but nothing herein will prevent Holders Directors from recommending such transactions or initiatives as specifically permitted in this Agreement.

h. Except as otherwise set forth in this Section 5(h), each Holders Director shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Directors (as each may be amended from time to time for all Directors) and will execute the Non-Disclosure Agreement substantially in the form attached hereto as Exhibit A (the “Confidentiality Agreement”).   Notwithstanding the foregoing, Jack Bryant may discuss confidential information with officers and managers of the Holders in accordance with and subject to the terms of the Confidentiality Agreement after the Confidentiality Agreement has been mutually executed and delivered to Perceptron by Jack Bryant, and, if applicable, officers and managers of the Holders who will receive confidential information, and subject to full compliance with Perceptron’s insider trading policies.

i. Perceptron agrees that if any of the Holders Directors are unable to serve as a director, resign as a director or are removed as a director, Holders shall have the ability to recommend a substitute person who satisfies all of the requirements for board candidates set forth in Section 1(f) and 5, and, except for a substitute for Jack Bryant, is not an affiliate or associate of any shareholder who owns more than five percent of the outstanding shares of Common Stock of Perceptron, (“Replacement Director”) for approval by the Nominating and Corporate Governance Committee of the Board, in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld. Upon the recommendation of a Replacement Director nominee by the Nominating and Corporate Governance Committee of the Board, the Board shall vote on the appointment of such Replacement Director to the Board no later than ten (10) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such Replacement Director to the Board, the parties shall continue to follow the procedures of this section 5(i) until a Replacement Director is elected to the Board.

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6. Litigation. Perceptron will not, directly or indirectly, initiate any litigation against Holders, except to enforce the terms of this Agreement or alleging fraud.

7. Dispositions. Except as provided below, Holders may dispose of any shares of Perceptron common stock in any manner and at any time.

a. Holders agree that they will not transfer or dispose of any shares of Perceptron common stock in an open market transaction if, to the actual knowledge of Holders (without any obligation to inquire or conduct any investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Perceptron common stock then outstanding.

b. Holders agree that they will not transfer or dispose of any shares of Perceptron common stock in a private transaction if, to the actual knowledge of Holders (after reasonable inquiry or investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Perceptron common stock then outstanding. For these purposes, a representation from the person making such acquisition that it will not beneficially own, together with its affiliates and any member of a “group” in which such acquirer is a party, immediately following such acquisition, 5% or more of the Perceptron common stock then outstanding, shall be deemed a reasonable inquiry or investigation.

c. The restrictions set forth in Section 7(a) and 7(b) above shall not apply to any dispositions made in connection with any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Perceptron that is supported by a majority of the Directors (as defined in Section 3(c) above).

8. Certification. At any time and from time to time during the Covered Period (as defined in Section 9(a)), Holders shall, upon request of Perceptron, certify to Perceptron as to the number of shares of common stock or other voting securities of Perceptron they and their affiliates and associates beneficially own and that they and their affiliates and associates have voted such common stock and securities as required by this Agreement.

9. Termination.

a. This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the earlier of (i) date that is thirty (30) days prior to the deadline for a shareholder to submit nominations at the 2017 Annual Meeting of the Shareholders of Perceptron (the “2017 Annual Meeting”) in accordance with the provisions set forth in Perceptron’s Bylaws in effect at such time, or (ii) the termination of this Agreement as set forth in Section 9(b)(ii).

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b. Unless previously terminated pursuant to Section 9(a), (i) Sections 5(a)(vi) and (vii) and 5(i) of this Agreement shall terminate, and Holders shall cause Jack Bryant to tender his resignation from the Board, following the vote of a majority of Directors other than the Holders Directors in favor of such resignation, upon Holders taking any action that results in Holders having beneficial ownership of less than five percent of the outstanding shares of common stock of Perceptron (or, while Holders have beneficial ownership of less than five percent of the outstanding shares of Common Stock of Perceptron, Holders disposing of more than 1% of the outstanding shares of Common Stock of Perceptron in the aggregate) or (ii) this Agreement shall terminate, and Holders shall cause the Holders Directors to tender their resignations from the Board, following the vote of a majority of Directors other than the Holders Directors in favor of such termination and resignation, upon any person becoming the beneficial owner of more than 50% of Perceptron’s voting stock, including any merger, acquisition or other type of business combination.

10. Public Announcement. Perceptron shall promptly disclose the existence of this Agreement after its execution pursuant to a press release substantially in the form attached hereto as Exhibit B; however, neither party shall disclose the existence of this Agreement until the press release is issued. Holders shall not make any public announcement or public statement that is inconsistent with or contrary to the statements made in the press release.

11. Remedies. Perceptron and Holders acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity.

12. Notices. All notice requirements and other communications shall be deemed given when delivered personally or by email, or on the following business day after being sent by overnight courier with a nationally recognized courier service such as Federal Express, addressed to Holders and Perceptron as follows:

Perceptron:

David Watza

Perceptron, Inc.

47827 Halyard Drive

Plymouth, MI 48170

dwatza@perceptron.com

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With a copy to:

Thomas S. Vaughn.

Dykema Gossett PLLC

Address: 400 Renaissance Center

Detroit, Michigan 48243

Email: tvaughn@dykema.com

Holders:

Jack Bryant
Harbert Discovery Fund LP
2100 Third Avenue North
Suite 600
Birmingham, AL 35203

jbryant@harbert.net

With a copy to:

Kevin McGovern

Harbert Management Corporation

2100 Third Avenue North, Suite 600

Birmingham, AL 35203

kmcgovern@harbert.net

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

14. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of state courts located in Michigan and federal courts located in Wayne County, Michigan, for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 12 of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state court located in Michigan or federal court located in Wayne County, Michigan; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state court located in Michigan or federal court located in Wayne County, Michigan, has been brought in an inconvenient forum.

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17. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

19. Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement, but will not survive the termination of this Agreement, provided, however, that any claim that a party may have for a breach of this Agreement occurring prior to the termination of this Agreement shall survive such termination.

20. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

21. Further Action. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

22. Expenses. Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

23. Compliance. Holders shall be responsible for any breach or failure to comply with the terms of this Agreement on the part of any of their affiliates or associates.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PERCEPTRON, INC.

By:	/s/ W. Richard Marz
Name: W. Richard Marz
Title: Chairman of the Board, President and Chief Executive Officer

HARBERT DISCOVERY FUND, LP
By: Harbert Discovery Fund GP, LLC

By:	/s/ Kevin A. McGovern
Name: Kevin A. McGovern
Title: Vice President and Associate General Counsel

HARBERT DISCOVERY FUND, GP, LLC

By:	/s/ Kevin A. McGovern
Name: Kevin A. McGovern
Title: Vice President and Associate General Counsel

HARBERT FUND ADVISORS, INC.

By:	/s/ John W. McCollough
Name: John W. McCollough
Title: Executive Vice President and General Counsel

HARBERT MANAGEMENT CORPORATION

By:	/s/ John W. McCollough
Name: John W. McCollough
Title: Executive Vice President and General Counsel

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EXHIBIT A

NON-DISCLOSURE AGREEMENT[1]

The undersigned (the “Director”), being [a director and co-portfolio manager of Harbert Discovery Fund GP, LLC, the General Partner of Harbert Discovery Fund LP (collectively with Harbert Fund Advisors, Inc. and Harbert Management Corporation (“Harbert”) and] a member of the Board of Directors of Perceptron, Inc., a Michigan corporation (the “Company”), may be provided certain information and data in connection with serving as a director of the Company which the Company wishes to keep confidential, including, but not limited to, information (whether furnished in writing or electronic format or orally) regarding the Company’s governance, board of directors, management, plans, strategies, business, finances or operations, including information relating to financial statements, evaluations, plans, programs, customers, plants, equipment and other assets, products, processes, manufacturing, marketing, research and development, know-how and technology, intellectual property and trade secrets and information which the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality (collectively, “Confidential Information”). Except as provided in this Agreement, the Director will not (i) disclose any Confidential Information in any manner whatsoever, (ii) use any Confidential Information other than in connection with serving as a director of the Company [or (iii), in the case of Jack Bryant, notwithstanding clause (ii) of this paragraph, use any Confidential Information other than in connection with decisions by Harbert to purchase or sell common stock of the Company in compliance with the terms of this Agreement], without securing the prior written consent of the Company.

Nothing contained in this Agreement shall prevent the Director from privately disclosing Confidential Information to (i) officers, directors, accountants and counsel for the Company, (ii) the Director’s legal counsel (“Director Representative”) who need to know such information for the sole purpose of advising the Director on his actions as a director of the Company [or (iii) officers, directors, accountants and legal counsel of Harbert (“Harbert Representatives”); provided however, that the Director shall not disclose Confidential Information to the extent such disclosure would be reasonably likely to constitute waiver of the attorney-client privilege between the Company and its counsel or the Company’s attorney work product privilege. Any Director Representative shall only be provided Confidential Information by the Director to the extent that they are informed of the confidential nature of the Confidential Information and agree or are otherwise obligated to keep such information confidential and to restrict the use of such confidential information in accordance with the terms of this Agreement. Prior to the disclosure of Confidential Information from the Director, the Director Representatives [or Harbert Representatives] who will receive Confidential Information shall agree in writing to keep the Confidential Information confidential, to restrict the use of Confidential Information in accordance with the terms of this Agreement, to be bound by this Agreement on the same terms as the Director and to permit the Company to enforce such agreement, and a copy of such writing executed by the Director Representatives [or Harbert Representatives] who will receive Confidential Information shall be delivered to the Company.

_________________________________

1 NTD: Highlighted text to be included in Jack Bryant’s agreement only.

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The term “Confidential Information” shall not include information which (a) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of a disclosure by the Director, a Director Representative, [Harbert or Harbert Representatives] in violation of this Agreement; (b) was, prior to disclosure by the Company, already in the possession of the Director, a Director Representative, [Harbert or Harbert Representatives], provided that the source of such information was, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company; (c) becomes available to the Director, a Director Representative [, Harbert or Harbert Representatives] on a non-confidential basis from a source (other than the Company, a Company affiliate or a Company agent, representative, attorney, advisor, director, officer or employee (collectively, the “Company Representatives”)) that is, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, and is not, to such person’s knowledge after reasonable inquiry, under an obligation to the Company not to transmit the information to such person; or (d) was independently developed by the Director, a Director Representative [, Harbert or Harbert Representatives] without reference to or use of the Confidential Information.

The Director is aware, and will advise any Director Representative [, Harbert or Harbert Representatives] who is informed of the matters that are the subject of this Agreement, that the Confidential Information may constitute material, non-public information and of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from a publicly traded company and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. The Director, any Director Representative [, Harbert or Harbert Representatives] to whom the Director transmits Confidential Information under this Agreement will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other entity of which the Director is provided material non-public information in his capacity as a director of the Company for as long as the Director, any Director Representative [, Harbert or Harbert Representatives] are in possession of material non-public information about the Company or such other entity. The Director and the Company acknowledge that none of the provisions hereto shall in any way limit the Director’s [or Harbert or Harbert Representative’s] activities in the ordinary course of [his/their] businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement.

The Director, any Director Representative [, Harbert or any Harbert Representative] to whom the Director transmits Confidential Information under this Agreement acknowledges that none of the Company, any Company affiliate or any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. None of the Company, any Company affiliate or any Company Representative shall have any liability to the Director, any Director Representative [, Harbert or Harbert Representative] hereunder relating to or resulting from the use of the Confidential Information by the Director, any Director Representative [, Harbert or Harbert Representative] or any errors in or omissions from the Confidential Information.

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In the event that the Director or any Director Representative [, Harbert or Harbert Representative] is requested in any proceeding or governmental inquiry to disclose any Confidential Information, the Director will give the Company prompt written notice, to the extent not legally prohibited, of such request so that the Company may seek an appropriate protective order or waive compliance with the applicable provisions of this Agreement. If the Company seeks a protective order, the Director [and Harbert ] agree, [and shall cause Harbert], to provide such cooperation as the Company shall reasonably request and in no event will they oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information. If in the absence of a protective order, the Director, any Director Representative [, Harbert or Harbert Representatives], based upon the advice of counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, such person or entity may disclose without liability under this Agreement such portion of the Confidential Information which counsel advises that the Director, any Director Representative [, Harbert or Harbert Representatives] is legally required to disclose if the recipient of such Confidential Information is informed of this Agreement and the confidential nature of such Confidential Information. For the avoidance of doubt, there shall be no legal requirement applicable to the Director [, Harbert or Harbert Representatives] to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such parties would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Company’s securities.

The Director [and Harbert] agrees that in the event of a breach of this Agreement, monetary damages alone may be inadequate, and the Company shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Agreement in addition to any and all other remedies that may be available to the Company.

This Agreement may not be amended except in writing signed by all the parties hereto. No failure or delay by either party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

The provisions of this Agreement relating to confidentiality shall terminate one (1) year after the Director ceases to be a director of the Company, except that any Confidential Information constituting trade secrets of the Company (as defined in 18 U.S.C. § 1839(3)) shall be kept confidential in accordance with the obligations of this Agreement for such longer time as such information constitutes a trade secret of the Company. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

This Agreement shall be governed by the laws of the state of Michigan, without giving effect to any conflicts of laws principles thereof, and shall be binding on each party’s successors and assigns.

All Confidential Information shall remain the property of the Company and none of the Director [, Harbert, or any Harbert Representative] shall by virtue of any disclosure of or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which the Director is no longer a director of the Company, upon the request of the Company for any reason, the Director promptly return to the Company or destroy all hard copies of the Confidential Information and use reasonable best efforts to permanently erase or delete all electronic copies of the Confidential Information in the possession or control of the Director [, Harbert or Harbert Representatives]. Notwithstanding anything to the contrary contained in this paragraph, the Director [, Harbert Representatives and Harbert] shall be permitted to retain such Confidential Information as is necessary to enable them to comply with any applicable document retention requirements under applicable law or regulation or its internal compliance procedures, and to retain any computer records and computer files containing any Confidential Information if required pursuant to their respective current automatic archiving and backup procedures; provided, however, that such retention shall be solely for legal, regulatory or archival purposes, as the case may be, and the provisions of this Agreement shall continue as to such information as long as it is retained by such person irrespective of the termination provisions set forth above.

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The Director agrees to be bound by the terms and conditions of the Standstill Agreement, dated ________, 2016, by and between the Company, Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc. and Harbert Management Corporation, by executing and delivering to the Company a Joinder Agreement in the form attached to this Agreement as Exhibit A.

Acceptance of the above terms shall be indicated by having this letter countersigned by the Director [and Harbert].

Sincerely,
PERCEPTRON, INC.

By:_____________________________
Name: __________________________
Title: ___________________________

Received and consented to this ___ day of _______________, 2016
______________________________
[Director]

[ACKNOWLEDGED AND AGREED:
HARBERT DISCOVERY FUND LP

By: _____________________________
Name: ___________________________
Title: ____________________________

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HARBERT DISCOVERY FUND GP, LLC

By: _____________________________
Name: ___________________________
Title: ____________________________

HARBERT FUND ADVISORS, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

HARBERT MANAGEMENT CORPORATION

By: _____________________________
Name: ___________________________
Title: ____________________________]

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Exhibit A

Form of Joinder Agreement

JOINDER AGREEMENT

This Joinder Agreement (the “Agreement”), dated as of _____________________, is delivered pursuant to the Non-Disclosure Agreement (the “Confidentiality Agreement”), dated ________________, 2016, by and between Perceptron, Inc. (the “Company”) [, Harbert Discovery Fund LP (“Harbert”)] and the undersigned. Capitalized terms not otherwise defined herein have the meaning set forth in the Standstill Agreement (the “Standstill Agreement”), dated _____________, 2016, by and between the Company, Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc., and Harbert Management Corporation, a copy of which is attached to this Agreement as Exhibit A.

The undersigned wishes to be elected as a Director. As a condition precedent to being elected as Director, the undersigned is required to become a party to the Standstill Agreement.

By executing and delivering this Agreement, the undersigned hereby becomes a party to the Standstill Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Standstill Agreement as though an original party to such agreement and shall be deemed a Holders Director for all purposes of such agreement.

[Name]

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EXHIBIT B

PRESS RELEASE

[ATTACHED]

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Perceptron Appoints William C. Taylor, James A. Ratigan and John F. Bryant to the Board of Directors

PLYMOUTH, Mich., Aug. 09, 2016 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced that William C. Taylor, James A. Ratigan and John F. Bryant have joined the Company’s Board of Directors.  The new directors fill vacancies left by the resignations of Kenneth R. Dabrowski and Philip J. DeCocco and the expansion of the Board from six to seven members.

“We are grateful to Ken and Phil for their many years of service to Perceptron and thank them for their contributions as members of our Board,” stated W. Richard Marz, Chairman of the Board, President and CEO.  “At the same time, we welcome Bill, Jim and Jack to the Board and look forward to working with them as we continue to build value for our shareholders.”

In connection with these appointments, on August 9, 2016, the Company entered into a Standstill Agreement with Harbert Discovery Fund, LP and certain of Harbert’s affiliates and a Voting Agreement with Moab Partners, L.P. and Moab Capital Partners, LLC, copies of which were filed by the Company with the Securities and Exchange Commission as exhibits to the Company’s Form 8-K.

William C. Taylor
Mr. Taylor has served as President of the Economic Development Partnership of Alabama (the “EDPA”), a private, statewide organization that works to attract and retain business and industry and address other critical issues affecting economic development such as workforce development, since 2009.  Prior to joining the EDPA, Mr. Taylor worked for Mercedes-Benz U.S. International, Inc., where he served as President and CEO from 1999 to 2009 and Vice President Operations from 1993 to 1999.  Prior to joining Mercedes-Benz, Mr. Taylor served as the Vice President Manufacturing of Toyota Motor Manufacturing Canada from 1987 to 1993 and held various roles with Ford Motor Company Canada from 1969 to 1987.  Mr. Taylor holds a B.A in Business Administration from the University of Western Ontario, Canada.

James A. Ratigan
Mr. Ratigan has served as an Adjunct Professor of Business Administration at Delaware Valley University since 2015.  Prior to that, he served as Chief Financial Officer of Nitric BioTherapeutics, Inc., a privately held specialty pharmaceutical, drug delivery systems and biotechnology company, from 2005 to 2014.  From August 2003 to April 2006, Mr. Ratigan was an independent consultant providing consultative services to two specialty pharmaceutical companies, a biotechnology company and a private equity firm.  Mr. Ratigan was Executive Vice President, Chief Financial Officer and Secretary of Orapharma, Inc. from June 1997 to August 2003, a publicly-held specialty pharmaceutical company that was acquired by Johnson and Johnson, Inc.  Mr. Ratigan was a director of Perceptron from 1989 to 1996 and from 2003 to 2013. He served as Perceptron’s Chief Operating Officer from May 1994 to April 1996 and Chief Financial Officer from December 1993 to June 1996. Mr. Ratigan holds a B.S. in Accounting and Finance from LaSalle University.

John F. Bryant
Mr. Bryant has been a Director and Co-Portfolio Manager of the Harbert Discovery Fund GP, LLC, an investment management firm that serves as the General Partner of Harbert Discovery Fund, LP, since 2014.  Prior to joining Harbert, from 2007 until 2012, Mr. Bryant served as Vice President of BlackRock, Inc., a multinational investment corporation, where he focused on developing, seeding, and launching new proprietary investment funds.  Mr. Bryant holds an MBA from the Darden School of Business at the University of Virginia and a B.A in Economics from The University of the South.

About Perceptron®
Perceptron (NASDAQ:PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs.  Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the UK.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Whenever possible, we have identified these forward-looking statements by words such as "will," "should," "believes," "expects," "anticipates," "estimates," "prospects," "outlook" or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for fiscal 2015. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Contact:

Bob Burton
Lambert, Edwards & Associates
investors@perceptron.com
(616) 233-0500